EXHIBIT 10.6

PEOPLES BANCORP INC. ANNUAL REPORT ON FORM 10-K
FOR FISCAL YEAR ENDED DECEMBER 31, 2016

SUMMARY OF PERQUISITES FOR EXECUTIVE OFFICERS
OF PEOPLES BANCORP INC.

Peoples maintains an Executive Health Program which provides an opportunity for each executive officer to participate on a voluntary basis in a comprehensive medical screening annually at the expense of Peoples. Participation in this program is voluntary. The objective of the Executive Health Program is the early identification of potential health problems and the prompt, expert treatment of any medical problems detected, thereby mitigating the negative potential impact on Peoples' financial performance or current management succession plans. Some of the executive officers participate in a program under which Peoples offers a limited reimbursement for fitness club memberships. This program is available to all employees, and is part of an overall wellness initiative at Peoples. In 2016, all of the named executive officers participated in a wellness incentive program, available to all Peoples medical plan participants, which provided up to a one-time $1,250 payment to a Health Savings or Flexible Spending Account, depending upon individual compliance with the program’s requirements, which include wellness related activities.
Based on business need, on a case-by-case basis, the Compensation Committee has granted the use of a company-paid automobile and/or country club membership to certain executive officers to further business development on behalf of Peoples and our shareholders. Personal use of a company-paid automobile is reported as income to the executive officer. Expenses relating to personal use of the country club amenities are either reimbursed to Peoples or paid by the named executive officer. On a case-by-case basis, the Compensation Committee pays or reimburses executive officers for moving expenses and temporary housing as part of the executive's recruitment package.
On July 25, 2013, the Peoples Board approved the Peoples Bancorp Inc. Nonqualified Deferred Compensation Plan (the “NQDC Plan”). On November 19, 2015, the Committee again approved the 2013 Plan for continuation in 2016. Participation in the NQDC Plan is limited to a select group of management and highly-compensated employees designated annually by the Compensation Committee. The NQDC Plan is offered for the purpose of providing a vehicle for the deferral of compensation in excess of statutory limits under the Peoples' 401(k) Plan for those participating in the NQDC Plan. Participants may elect to defer base salary, annual bonus and other compensation such as commissions, but not equity-based awards. After the applicable deadline, a deferral election is irrevocable for that plan year unless otherwise permitted under the NQDC Plan. Generally, a participant must submit a deferral election by December 31 of the year before services are to be performed. The deferred compensation, if any, is credited to a bookkeeping account maintained on behalf of the participant. The participant is fully vested in the bookkeeping account which will be credited with earnings and losses based on the performance of the investment selections made by the participant for the account. The Compensation Committee determines the deemed investments with which participants may direct that their bookkeeping accounts be credited.